NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
March 26, 2007	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES PURCHASE OF COMMUNITIES

SEATTLE, WA, March 26, 2007 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related dementia care services to senior citizens, announced today it has completed a transaction to purchase three communities comprised of 453 units for approximately $28.7 million, plus transaction costs. The communities have been operated by the Company since 1996 under long-term leases and are located in South Carolina. Capmark Finance, Inc. has committed financing in the form of a 3-year, $23.6 million loan. The seller (the previous Lessor) has agreed to apply security and other deposits against the purchase price, a portion of which is to be repaid over time by the Company. This transaction will result in an annual cash flow savings of approximately $1.1 million since the annual debt service payments will be less than the annual rent payments under the lease.

“With the completion of this transaction, we have now purchased 45 of our leased communities so far this year,” stated Ray Brandstrom, C.F.O.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors. Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently operates 203 communities representing capacity for approximately 20,000 residents in 35 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.